SHAREHOLDERS= AGREEMENT


         THIS SHAREHOLDERS= AGREEMENT, made and entered into this _29_ day of July, 1999, by, between and among those entities listed on Exhibit AA@ attached hereto (individually a AParty@, collectively the AParties@).

                                   BACKGROUND

         A. Pennwood Racing, Inc., a Delaware corporation (APennwood@), is authorized to issue 1,000 shares of common stock, $1.00 par value per share of which 100 shares are issued and outstanding and are owned as follows:
                                                                    Shares of
                  Shareholder                                       Stock

                  Greenwood Racing, Inc. ("Greenwood")                50
                  Penn National Holding Company ("Penn Holding")      50
                           Total                                     100


         B. Pennwood is the sole general partner of the Limited Partnerships (hereinafter defined) and owns a one tenth percent (.1%) general partnership interest in each Limited Partnership.

         C. Penn National GSFR, Inc. ("Penn GSFR"), a wholly owned subsidiary of Penn Holding, owns a forty-nine and ninety-five hundredths percent (49.95%) limited partnership interest in each of the following Limited Partnerships: (i) GS Park Racing, L.P., a New Jersey limited partnership, and (ii) FR Park Racing, L.P., a New Jersey limited partnership.

         D. Pennsylvania National Turf Club, Inc. ("Pennsylvania Turf Club") owns a forty-nine and ninety-five hundredths percent (49.95%) limited partnership interest in each of the following Limited Partnerships: (i) GS Park Services, L.P., a New Jersey limited partnership, and (ii) FR Park Services, L.P., a New Jersey limited partnership.

         E. Keystone Turf Club, Inc. (AKeystone@) and Bensalem Racing Association, Inc. (ABensalem@) are the sole general partners of Benstone Partners, a Pennsylvania general partnership
                  (ABenstone@). Benstone owns a forty-nine and ninety-five hundredths percent (49.95%) limited partnership interest in each of the following Limited Partnerships: (i) GS Park Services, L.P., a New Jersey limited partnership, and (ii) FR Park Services, L.P., a New Jersey limited partnership.


         F. Greenwood Limited Partner, Inc. (AGLPI@), a wholly owned subsidiary of Greenwood, owns a forty-nine and ninety-five hundredths percent (49.95%) limited partnership interest in each of the following Limited Partnerships: (i) GS Park Racing, L.P., a New Jersey limited partnership and (ii) FR Park Racing, L.P., a New Jersey limited partnership.

         NOW, THEREFORE, the parties hereto, in consideration of the agreements and covenants hereinafter set forth, and intending to be legally bound, hereby agree as follows:

DEFINITIONS.

         For the purposes of this Agreement, the following definitions shall apply:

         AAffiliate@   means  any  entity  owned  or  controlled,   directly  or
indirectly, by any Person, or any entity controlling, controlled by, or under common control with any Person, directly or



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

indirectly. As used in this definition, Acontrol@ means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Shareholders= Agreement as may be amended or modified from time to time.

         ABusiness@  means the ownership and operation of (a) Freehold  Raceway,
(b) Garden State Race Track, and (c) OTB Facilities and phone betting operations to be operated in New Jersey to the extent such OTB Facilities and phone betting operations are permitted by New Jersey legislation to be conducted by the operators of or affiliates of the operators of Freehold Raceway and Garden State Race Track.

         "Code" means the Internal Revenue Code of 1986, as amended.

         AConsent of Shareholders@ means the affirmative vote of all of the Pennwood Shareholders.

         AFair Market Value@ means the value for the Interests as determined in accordance with Exhibit AB@ attached hereto.

         AFreehold Raceway@ means that certain real property and improvements located in Monmouth County, New Jersey known as Freehold Raceway.

         AGarden State Race Track@ means that certain real property and improvements located in Camden County, New Jersey known as Garden State Race Track.

         AGreenwood Director@ means any Director appointed by Greenwood to the Pennwood Board.

         AGreenwood Group@ means the following entities: Greenwood, GLPI, and Benstone.

         AGreenwood Interests@ means any right, title or interest (including the right to vote and any rights in profits, losses, dividends or distributions) owned or held, directly or indirectly by any member of the Greenwood Group in the following: (a) Pennwood and (b) the Limited Partnerships.

         AGroup@ means the Greenwood Group or the Penn National Group, as the case may be.

         "Indebtedness" means (a) all indebtedness, liabilities, and obligations, now existing or hereafter arising, for money borrowed by Pennwood or the Limited Partnerships, or any of their subsidiaries, whether or not evidenced by any note, indenture, or agreement, (b) all indebtedness of others for money borrowed with respect to which Pennwood or the Limited Partnerships, or any of their subsidiaries have become liable by way of a guarantee or indemnity, (c) indebtedness under all accounts payable created by Pennwood or the Limited Partnerships, and (d) indebtedness incurred under capitalized leases.

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

         AIndemnified Capacity@ means any and all past, present and future service by an Indemnified Representative.

         AIndemnified Representative@ means any and all Directors, Shareholders, officers, agents, employees, counsel and managers of Pennwood or the Limited Partnerships and any other person designated as an indemnified representative by the Pennwood Board (which may, but need not, include any person serving at the request of the Pennwood Board as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise).

         AInterests@ means collectively the Limited Partnership Interests and the Pennwood Stock.

         AJoint Venture Agreement@ means that certain Joint Venture Agreement Relating to New Jersey Assets dated October 30, 1998 as modified by letter from Penn to Greenwood dated November 2, 1998 and as amended by the First Amendment to Joint Venture Agreement dated January 28, 1999 and by the Second Amendment to Joint Venture Agreement dated July 29, 1999.

         1.18 ALiability@ means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys= fees and disbursements).
        1.19 "Lender" means any person or entity as to which the Limited Partnerships, Pennwood or any of their subsidiaries owes an Indebtedness.

         1.20 ALimited Partnerships@ means the following New Jersey limited partnerships: (a) GS Park Services, L.P.; (b) FR Park Services, L.P.; (c) GS Park Racing, L.P., and (d) FR Park Racing, L.P.

         1.21 ALimited Partnership Agreements@ means certain Amended and Restated Limited Partnership Agreements as to the Limited Partnerships each dated July 29, 1999, as same may be amended, modified or replaced from time to time.

         1.22 ALimited Partnership Interests@ means any right, title or interest in and to any Limited Partnership and shall include all benefits, rights in profits, losses, dividends and distributions.

         1.23 "Notice" means written notice in accordance with Section 12.2.

         1.24     "Offered Interests" means the Interests subject to an offer.

         1.25 "Offering  Group" shall have the meaning  ascribed to such term in
Section 5.2. Following acceptance of such an offer, the Offering Group is collectively referred to in this Agreement as the "Seller".

         1.26 AOTB Facilities@ means the off-track betting and phone betting operations to be operated in New Jersey to the extent such OTB Facilities and phone betting operations are permitted by New Jersey legislation to be conducted as a result of the holding of licenses to conduct racing at Freehold Raceway and Garden State Race Track

         1.27 APenn Director@ means any Director appointed by the Penn National Group to the Pennwood Board.

         1.28 "Penn National Group" means the following entities: Penn Holding, Penn GSFR, Pennsylvania Turf Club and Penn National Gaming, Inc.
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

         1.29 APenn National Interests@ means any right, title or interest (including the right to vote and any rights in profits, losses or distributions) owned or held, directly or indirectly, by the Penn National Group in the following: (a) Pennwood and (b) the Limited Partnerships.

1.30 APennwood@ means Pennwood Racing, Inc., a Delaware corporation.

1.31 "Pennwood Board" or ABoard@ means the Board of Directors of Pennwood.
         1.32 APennwood Shareholders@ or AShareholders@ means Penn Holding, Greenwood and any other Person who becomes a shareholder of Pennwood pursuant to the terms of this Agreement.

         1.33 "Pennwood Stock" means shares of Pennwood=s Common Stock, $1.00 par value per share, including any right to vote and to receive distributions of dividends.

         1.34 APerson@ means any person, firm, corporation, partnership, company, limited liability company, association, trust, estate, custodian, nominee, joint venture, foreign business organization or other individual or other entity.

         1.35 "Pro Rata" means the ratio of the number of shares of Pennwood Stock owned by a shareholder to the total number of shares of Pennwood Stock issued and outstanding.

1.36 "Purchaser" means a Party that purchases any Interest from another party pursuant to the terms of this Agreement.
         1.37 "Remaining  Group" shall have the meaning ascribed to such term in
Section 5.2.

         1.38 "Seller" means the Offering Group that has agreed to sell its Interest.

         1.39 "Transfer" means any sale, assignment, gift, donation, bequest, pledge, disposition, encumbrance, alienation or other disposition or transfer, whether voluntary or involuntary.

         1.40     "Year" means a calendar year.


INTERESTS SUBJECT TO AGREEMENT.

         Pennwood Stock.

                  All Pennwood Stock now owned or hereafter acquired by Pennwood Shareholders, and all Pennwood Stock, if any, which may hereafter be issued by Pennwood, shall be issued, held and transferred under and subject to the terms and provisions of this Agreement. Except with respect to stock splits, stock dividends and similar issuances of stock which are made Pro Rata among all then existing Pennwood Shareholders, no additional Pennwood Stock may be issued by Pennwood without the Consent of the Shareholders. Except as otherwise provided herein, the Pennwood Shareholders shall not Transfer any Pennwood Stock and if any Pennwood Shareholder attempts to do so, no effect shall be given thereto by Pennwood.

                  Any transferee who acquires Pennwood Stock from a Pennwood Shareholder pursuant to this Agreement shall, immediately upon such acquisition, become bound by the

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

terms of this Agreement, and the Transfer of the Pennwood Stock shall not be made on the books of Pennwood until a copy of this Agreement has been executed by such transferee. Failure or refusal to sign this Agreement shall not relieve such transferee from any obligations hereunder.

         Limited Partnership Interests.

                  All Limited Partnership Interests owned or hereafter acquired by any of the Parties, shall be issued, held or transferred under and subject to the terms and provisions of this Agreement and the Limited Partnership Agreements. Except as otherwise provided herein or in the Limited Partnership Agreement, the Greenwood Group and the Penn National Group shall not Transfer any Limited Partnership Interest and in the event any attempt to do so, no effect shall be given hereto.

                  Any transferee who acquires any Limited Partnership Interest from a Party pursuant to this Agreement or the applicable Limited Partnership Agreements shall, immediately upon such acquisition, become bound by the terms of this Agreement and the Limited Partnership Agreements, and the Transfer of any Limited Partnership Interests shall not be made on the books of any Limited Partnership until a copy of this Agreement and the applicable Limited Partnership Agreement(s) has been executed by such transferee. Failure or refusal to sign this Agreement or the applicable Limited Partnership Agreement shall not relieve such transferee from any obligations hereunder.

LEGEND ON STOCK CERTIFICATES. All certificates representing Pennwood Stock now outstanding and owned or hereafter owned by the Pennwood Shareholders or hereafter to be issued and delivered by Pennwood shall have the following legend endorsed thereon:

                  "The shares of stock represented by this certificate are held under and subject to the provisions of a certain Shareholders= Agreement dated July 29, 1999, a copy of which is on file in the office of the Secretary of the Corporation (Pennwood), and all transfers thereof are subject to the terms and conditions of said Shareholders= Agreement."

FAIR MARKET VALUE. The Parties agree that the Fair Market Value of the Interests shall be determined in accordance with the provisions of Exhibit AB@.

REGULATORY COMPLIANCE.

         Compliance. The Parties acknowledge and have advised their affiliates that ownership of any Interests may require licensing of the Parties and their affiliates by various regulatory commissions, including the New Jersey Racing Commission and other state commissions in the State of New Jersey or elsewhere (collectively, ARegulatory Authorities@) or may require the Parties and their affiliates to comply with and to consent to conditions, restrictions or limitations imposed by various Regulatory Authorities upon Pennwood, the Limited Partnerships and/or related third parties. The Parties (on behalf of themselves and their affiliates) therefore agree to cooperate in good faith and use their best efforts to take such actions as may be reasonably requested by any Regulatory Authorities in connection with such licensing and to comply with all such conditions, restrictions or limitations.
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

Compliance Failure. In the event that any member of a Group or their affiliates cannot be licensed or fail or refuse to comply with such conditions, restrictions or limitations of any of the Regulatory Authorities which threatens Pennwood or the Limited Partnerships license(s) or ability to conduct pari-mutuel wagering at their locations in New Jersey, or in the event that such conditions, restrictions or limitations require that any member of a Group or their affiliates dispose of any Interests, each member of such Group (AOffering Group@) shall, if requested by the remaining group (ARemaining Group@), promptly either (a) transfer all Interests to a transferee who can be so licensed or can and will comply with such conditions, restrictions and limitations (subject to the right of the other Group to consent to any such transfer in its sole and absolute discretion) or (b) if transfer under Section 5.2(a) has not occurred on or before 60 days after the Notice by the Remaining Group to Offering Group, than the Remaining Group giving such Notice shall have a right to purchase the Interests of the Offering Group at the Fair Market Value and subject to the terms contained in Section 6 of this Agreement.

TERMS OF SALE AND CLOSING.

         Payment of Sale Price.Payment of Sale Price.Payment of Sale Price.Payment of Sale Price.Payment of Sale Price.Payment of Sale Price.Payment of Sale Price.Payment of Sale Price.Payment of Sale Price. Payment of the Sale Price owed with respect to the purchase of any Interest offered or deemed offered, or otherwise purchased, under the terms of this Agreement shall be made in cash at settlement.

         Repayment    of   Loans   and    Advances.Repayment    of   Loans   and
Advances.Repayment    of   Loans   and    Advances.Repayment    of   Loans   and
Advances.Repayment    of   Loans   and    Advances.Repayment    of   Loans   and
Advances.Repayment of Loans and Advances.Repayment of Loans and Advances.Repayment of Loans and Advances. If any Party=s Interest is purchased under the terms of this Agreement, then, at the settlement:

                  All loans or advances between the Seller and Pennwood or the Limited Partnerships shall become due and payable in full. If Pennwood or the Limited Partnerships owe money to the Seller, then the net amount of such loans or advances shall be payable in full to the Seller at the settlement. If the Seller owes money to either Pennwood or the Limited Partnership, then the net amount of such loans or advances shall be payable in full to Pennwood or the Limited Partnerships at the settlement, which sum shall be paid by the Seller from the proceeds received from the sale of such Interests at settlement.

                  Pennwood shall, and the Pennwood Shareholders shall cause Pennwood and any Limited Partnership to, with respect to any obligation of
Pennwood or the Limited Partnerships to any Lender as to which any member the Offering Group has guaranteed payment, acted as surety or co-maker, or has pledged collateral: (i) use its best efforts to obtain a complete release of the members of the Offering Group and of the pledged collateral, if any; or (ii) if and only if Pennwood or the Limited Partnerships are unable to obtain a complete release of all of the members of the Offering Group and of the pledged collateral, agree to indemnify and hold the members of such Offering Group harmless from and against any and all losses that may result or be incurred as a result of such guarantee, surety or pledge.
         Settlement; Mutual Releases.Settlement; Mutual Releases.Settlement; Mutual Releases.Settlement; Mutual Releases.Settlement; Mutual Releases.Settlement; Mutual Releases.Settlement; Mutual Releases.Settlement; Mutual Releases.Settlement; Mutual Releases.





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

All settlements on the purchase of any shares of Interests hereunder shall take place at the principal executive offices of Pennwood or at such other place as may be mutually acceptable to the parties thereto, within sixty (60) days after the date on which the option to purchase such stock is exercised or deemed to be exercised, as the case may be.

                  At any such settlement: (i) the Seller shall execute general releases in favor of Pennwood, the Limited Partnerships and the Purchaser(s) regarding any and all claims, liabilities, damages, debts and demands whatsoever, known and unknown, foreseen and unforseen, which the Seller has or might have against the Pennwood, the Limited Partnerships or the Purchaser(s) with respect to this Agreement or any actions taken by (or any inaction of) Pennwood, the Limited Partnerships or the Purchaser(s) prior to the date of settlement; and (ii) Pennwood, the Limited Partnerships and the Purchaser(s) shall execute general releases in favor of the Seller regarding any and all claims, liabilities, damages, debts and demands whatsoever, known and unknown, foreseen and unforseen, which Pennwood, the Limited Partnerships or the Purchaser(s) have or might have against the Seller with respect to this Agreement or any actions taken by (or any inaction of) the Seller prior to the date of settlement.

                  In addition, at any such settlement, the Seller shall deliver a certificate or such other documents to each Purchaser in which the Seller shall represent and warrant to such Purchaser the Seller has sole, good, valid and marketable title to the Interests being purchased at such settlement, free and clear of any and all liens, mortgages, pledges, prior assignments, encumbrances, claims, charges, restrictions or security interests of any kind or character.

GOVERNANCE.


         General. From and after the execution of this Agreement, each Pennwood Shareholder shall vote its Pennwood Stock, at any regular or special meeting of shareholders of Pennwood, or in any written consent executed in lieu of such a meeting of stockholders, and shall take all other actions necessary to give effect to the agreements contained in this Agreement and the Limited Partnership Agreements and the Joint Venture Agreement and to ensure that the articles of incorporation of Pennwood, the by-laws of Pennwood and the Certificates of Formation of the Limited Partnerships (collectively the ACharter Documents@) do not at any time hereafter conflict in any respect with the provisions of this Agreement, the Limited Partnership Agreements or the Joint Venture Agreement. Further, each Pennwood Shareholder shall use its best efforts to cause the Pennwood Board to adopt, either at a meeting of the Pennwood Board or by unanimous written consent of the Pennwood Board, all the resolutions necessary to effectuate the provisions of this Agreement, the Limited Partnership Agreement and the Joint Venture Agreement. Each Shareholder shall use its best efforts to cause the Pennwood Board to cause the Secretary of Pennwood, or if there be no Secretary, such other officer of Pennwood as the Pennwood Board may appoint to fulfill the duties of Secretary, to not record any vote or consent contrary to the terms of this Section 7.1.





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

         Election of Directors.

                  Election.

     (i) Except as provided in subsection 7.2(a)(ii), there shall be six (6) Directors three (3) of whom shall be appointed by each Pennwood Shareholder. The names of the initial Director representatives of each Pennwood Shareholder are set forth on Exhibit AC@ opposite the name of such Pennwood Shareholder. Each Pennwood Shareholder shall have the right, by written notice to Pennwood and the other Pennwood Shareholders, to designate and appoint any Director to replace any Director previously appointed by it in the event of the latter's death, resignation, retirement or removal from office or for any other reason whatsoever. Each Director shall hold office until he dies, resigns, retires or is removed from office by the Shareholder that appointed him.

(ii) In the event that the voting rights of the Pennwood Shareholders are modified to provide the Greenwood Group with sixty percent (60%) of the voting rights of Pennwood and the Penn National Group with forty percent (40%) of the voting rights of Pennwood as provided in the Joint Venture Agreement, Greenwood shall appoint four (4) of the six (6) Pennwood Directors and Penn shall appoint two (2) of the six (6) Pennwood Directors.
                  Quorum.

     (i) A presence of two (2) Greenwood Directors and two (2) Penn Directors shall be necessary to constitute a quorum for the transaction of business and the acts of the two (2) Greenwood Directors and the two (2) Penn Directors of the Directors present and voting at a meeting at which a quorum is present shall be the acts of the Pennwood Board.

     (ii) In the event that the voting rights of the Pennwood Shareholders are modified to provide the Greenwood Group with sixty percent (60%) of the voting rights of Pennwood and the Penn National Group with forty percent (40%) of the voting rights of Pennwood pursuant to the Joint Venture Agreement, the presence of four (4) Directors shall be necessary to constitute a quorum for the transaction of business, and in such event, the acts of a majority Directors at the meeting at which a quorum is present shall be the acts of the Pennwood Board.

                  Unanimous Consent. Notwithstanding any other provision of this Agreement to the contrary, actions or decisions with respect to any of the following matters shall require the unanimous approval of all of the Directors:



                           adoption each year of a line-by-line annual operating and capital budget ("Budget") of Pennwood and the Limited Partnerships with respect to the next succeeding year;

calls for additional capital contributions in excess of the amounts provided for in a Budget;

                           (i) except for distributions as provided for in Paragraph 2 of the Second Amendment to the Joint Venture Agreement, making distributions or dividends;





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

other Pennwood or the Limited Partnerships, except as contemplated increase or reduction of reserves for either Pennwood or the Limited Partnerships, except as contemplated by the Budget;


                           transactions between the Pennwood, any Limited Partnership and either a Pennwood Shareholder or Affiliate of a Pennwood Shareholder, except for transactions provided for in a Budget;

(ii) the change or reorganization of Pennwood or any of Limited Partnerships into any other legal form; any capital expenditures by the Pennwood or any of Limited Partnerships in excess of $250,000 not provided for in any Budget;

                           entering into any contract or materially modifying any contract or commitment in excess of $250,000, or incurring any obligation or commitment in excess of $250,000, except as provided for in any Budget which has been approved by the Directors;

sale or other disposition of any assets of Pennwood or any Limited Partnership having a value in excess of $250,000;

                           the borrowing or lending of money by Pennwood or any Limited Partnership, except for short-term indebtedness for working capital of up to $1,000,000, ("Permitted Debt"), the mortgaging or encumbering of assets of the Pennwood or any Limited Partnership other than to secure Permitted Debt, or the assumption by the Pennwood or any Limited Partnership of liability for the obligations of others;

admission of additional or substituted Shareholders to the Pennwood (except as otherwise provided herein); admission of additional or substituted partners to any Limited Partnership, (except as otherwise provided herein);


Pennwood's or any Limited Partnership=s entry into any business other than the Business;

Amendment of the Limited Partnership Agreements;

the voluntary Bankruptcy or entering into receivership of the Pennwood or any Limited Partnership;

(iii) election or removal of any officers of Pennwood;


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

                           (xvii) the filing or settlement of any material litigation or administrative proceeding in or before any court or governmental authority;


                           (xviii)  change in name of Pennwood.

         (d) In the event that the voting rights of the Pennwood Shareholders are modified to provide the Greenwood Group with sixty percent (60%) of the voting rights of Pennwood and the Penn National Group with forty percent (40%) of the voting rights of Pennwood pursuant to the Joint Venture Agreement, and for so long as such condition continues, (i) only the items (v), (vi), (xi),
(xii), (xiv), (xv), (xvi) and (xviii) of paragraph 7.2(c) shall require the unanimous approval of all the Directors and (ii) all other items not specified in this paragraph 7.2(d)(i) shall only require the majority approval of the Directors.

         Dispute Resolution. If the Directors are unable to reach an agreement on any of the matters described in Section 7.2(c), either Pennwood Shareholder may elect, by written notice to the other Shareholder, to seek to resolve such disagreement by means of the procedure set forth in Section 7.2(e) or may elect to submit the matter to a vote of the Pennwood Shareholders. Within five days after any written notice of a disagreement or dispute is given, Penn Holding shall present the facts and circumstances of such matter to the Chief Executive Officer of Penn National Gaming, Inc. Penn Holding and Greenwood shall present the facts and circumstances of such matter to the Chief Executive Officer of Greenwood, and within five days after any such notice is given, such Chief Executive Officers shall confer, together with such of their advisors as they may respectively select, in order to attempt, in good faith, to formulate a mutually acceptable resolution of such matter, to determine a procedure by which such resolution shall be determined or to agree upon any mutually acceptable alternative course of action. If the Chief Executive Officers are unable to reach agreement, the contemplated action shall not occur and Pennwood shall proceed in accordance with the Budget.

OFFICERS.


         Officers. The officers of Pennwood shall include a President, one or more Vice Presidents (and in the case of each such Vice President, with such descriptive title, if any, as the Pennwood Board shall deem appropriate), a Secretary and a Treasurer. Any two or more offices may be held by the same person. The compensation of all officers shall be fixed from time to time by the Pennwood Board. The initial officers shall be as listed on Exhibit AC@, attached hereto.

         Term of Office; Removal; Filling of Vacancies. Each officer of Pennwood shall hold office until his successor is chosen and qualified in his stead or until his earlier death, resignation, retirement, disqualification or removal from office. Designation of an officer shall not of itself create contract rights. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Pennwood Board.

                          DIVIDENDS AND DISTRIBUTIONS.
         Limitations on Distributions. The Company shall not make a distribution or dividend to a Shareholder to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of Pennwood exceed the fair value of the assets of Pennwood.

         Amounts of Tax Paid or Withheld.Amounts of Tax Paid or Withheld.Amounts of Tax Paid or Withheld.Amounts of Tax Paid or Withheld.Amounts of Tax Paid or Withheld.Amounts of Tax Paid or Withheld.Amounts of Tax Paid or Withheld.Amounts of Tax Paid or Withheld.Amounts of Tax Paid or Withheld. All amounts paid or withheld pursuant to the Code or any provision of any state or local tax law with respect to any Shareholder shall be treated as amounts distributed to the Shareholder pursuant to this Section for all purposes under this Agreement.

          Distribution in Kind.Distribution in Kind.Distribution in Kind.Distribution in Kind.Distribution in Kind.Distribution in Kind.Distribution in Kind.Distribution in Kind.Distribution in Kind. No Shareholder, regardless of the nature of its capital contribution, shall have a right to demand and receive any distribution in any form other than cash.

INDEMNIFICATION.

         Indemnification by Pennwood.

                  Pennwood shall indemnify an Indemnified Representative against any Liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an Indemnified Capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability.

                  If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such person may be subject, Pennwood shall indemnify such Indemnified Representative to the maximum extent for such portion of the Liabilities.

                  The termination of a proceeding by settlement shall not create
a  presumption   that  the  Indemnified   Representative   is  not  entitled  to
indemnification.


                  To the extent that an Indemnified Representative of Pennwood has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection therewith.
         Proceedings Initiated by Indemnified Representatives.Proceedings Initiated by Indemnified Representatives.Proceedings Initiated by Indemnified Representatives.Proceedings Initiated by Indemnified Representatives.Proceedings Initiated by Indemnified Representatives.Proceedings Initiated by Indemnified Representatives.Proceedings Initiated by Indemnified Representatives.Proceedings Initiated by Indemnified Representatives.Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provision of this Section, Pennwood shall not indemnify under this Section an Indemnified Representative for any liability incurred in a proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the unanimous vote of the Pennwood Directors. This Section does not apply to reimbursement of expenses incurred in successfully prosecuting or defending the rights of an Indemnified Representative granted by or pursuant to this Section.

         Advancing Expenses.Advancing Expenses.Advancing Expenses.Advancing Expenses.Advancing Expenses.Advancing Expenses.Advancing Expenses.Advancing Expenses.Advancing Expenses. Pennwood shall pay the expenses (including attorneys' fees and disbursements) incurred in good faith by an Indemnified Representative in advance of the final disposition of a proceeding described in
Section 10.1 or the initiation of or participation in which is authorized pursuant to Section 10.2 upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by Pennwood pursuant to this Section. The financial ability of an Indemnified Representative to repay an advance shall not be a prerequisite to the making of such advance.
         Securing of Indemnification Obligations.Securing of Indemnification Obligations.Securing of Indemnification Obligations.Securing of Indemnification Obligations.Securing of Indemnification Obligations.Securing of Indemnification Obligations.Securing of Indemnification Obligations.Securing of Indemnification Obligations.Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided in this Section or otherwise, Pennwood may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of Pennwood, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Pennwood Directors shall deem appropriate.
         Payment of Indemnification.Payment of Indemnification.Payment of Indemnification.Payment of Indemnification.Payment of Indemnification.Payment of Indemnification.Payment of Indemnification.Payment of Indemnification.Payment of Indemnification. An Indemnified Representative shall be entitled to indemnification within thirty (30) days after a written request for indemnification has been delivered to the secretary of Pennwood. The indemnification pursuant to this Section shall be made only from the assets of Pennwood and the Limited Partnerships.



Contribution.Contribution.Contribution.Contribution.Contribution.Contribution..
If the indemnification provided for in this Section or otherwise is unavailable for any reason in respect of any liability or portion thereof, Pennwood shall contribute to the liabilities to which the indemnified representative may be subject in such proportion as is appropriate to reflect the intent of this Section or otherwise.
         Contract Rights; Amendment or Repeal.Contract Rights; Amendment or Repeal.Contract Rights; Amendment or Repeal.Contract Rights; Amendment or
Repeal.Contract  Rights;  Amendment  or  Repeal.Contract  Rights;  Amendment  or
Repeal.Contract Rights; Amendment or Repeal.Contract Rights; Amendment or Repeal.Contract Rights; Amendment or Repeal. All rights under this Section shall be deemed a contract between Pennwood and the Indemnified Representative pursuant to which Pennwood and each Indemnified Representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

         Scope  of   Section.Scope   of   Section.Scope   of   Section.Scope  of
Section.Scope of Section.Scope of Section.Scope of Section.Scope of Section.Scope of Section. The rights granted by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Section shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

         Reliance on Provisions.Reliance on Provisions.Reliance on Provisions.Reliance on Provisions.Reliance on Provisions.Reliance on Provisions.Reliance on Provisions.Reliance on Provisions.Reliance on Provisions. Each person who shall act as an indemnified representative of Pennwood shall be deemed to be doing so in reliance upon the rights of indemnification, contribution and advancement of expenses provided by this Section.

OTHER INTERESTS OF THE PARTIES. The Parties, the Directors, the Officers and their Affiliates, may engage in any business or possess any interest in other businesses of every nature and description, independently or with others, including owning and operating pari-mutuel racetracks or participation in any other gaming business activity. No Party shall have any rights in such independent ventures including, without limitation, any rights to the income or profits thereof by virtue of having become a shareholder in Pennwood or a
Partner in the Limited Partnerships. Each Party conducts other related businesses outside of New Jersey, including competing businesses, and this Agreement shall not apply to any such other activities; nor shall it prevent the parties from individually engaging in additional activities both within and outside of New Jersey which are not related to the ownership and operation of Freehold Raceway and Garden State Race Track, including without limitation, the ownership and operation of one or more additional racetracks in New Jersey, or OTB Facilities not operated as a result of the holding of licenses to conduct racing at Freehold Raceway or Garden State Race Track.

MISCELLANEOUS.

         Arbitration. Any controversy or claim or dispute arising out of or relating to this Agreement, or the failure or refusal to perform the whole or any part thereof, shall be settled by arbitration in Wilmington, Delaware, in accordance with the rules then obtaining, of the American Arbitration Association. The parties, and each of them, hereby submit themselves to the jurisdiction of the courts of the State of Delaware in any proceeding for the enforcement of this Agreement to arbitrate and for the enforcement of the award rendered by the arbitrators, and agree that judgment upon such award may be entered in any court, in or out of the State of Delaware, having jurisdiction thereof.


         Notices. All notices, writing, offers, acceptances, refusals, payments or agreements given or required to be given hereunder shall be made in writing and sent by registered or certified mail, return receipt requested, or delivered in person at the addresses listed on Exhibit AA@.

         Severability. All provisions of this Agreement are distinct and severable and if any clause shall be held to be invalid, illegal or against public policy, the validity or the legality of the remainder of this Agreement shall not be affected thereby.

Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. Headings. Any headings preceding the text of the several sections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they in any way affect its meaning, construction or interpretation.

Joint  Venture
         Entire Agreement, Modification. This Agreement, the Joint Venture Agreement and the Limited Partnership Agreements express the entire and final understanding of the parties and supersede all prior agreements with reference to the subject matter hereof. This Agreement may not be altered or modified except by a writing duly signed by all of the parties hereto.

         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, personal representatives, successors and assigns.

         Conflicting Documents. In the event any provision of this Agreement conflicts in any way with any provision of the Joint Venture Agreement, the provisions of the Joint Venture Agreement shall control.

         Other. Each party to this Agreement agrees to perform any and all further acts, and to execute and deliver any and all documents and instruments that may be reasonably necessary and appropriate to carry out the terms and conditions of this Agreement. As required by the context, the singular shall be construed to include the plural and vice versa, and the use of any gender shall be construed to include all genders. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than all, but together signed by all of the parties hereto.

                                           [REMAINDER OF PAGE LEFT BLANK]

         IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals, and Pennwood has caused this Agreement to be executed by a duly authorized officer of Pennwood, attested, and the corporate seal to be hereunto affixed the day and year first above written.


ATTEST:                             GREENWOOD RACING, INC.


By:_/s/Anthony D. Ricci             By:_/s/ Harold G. Handel
      Anthony D. Ricci, Secretary   Harold G. Handel, Chief Executive Officer

                                                     BENSTONE PARTNERS
                          By its sole general partners

                                    BENSALEM RACING ASSOCIATION, INC.


By:/s/Anthony D. Ricci              By:_/s/Harold G. Handel______________
      Anthony D. Ricci, Secretary   Harold G. Handel, Chief Executive Officer

                                    KEYSTONE TURF CLUB, INC.


By:_/s/Anthony D. Ricci______       By:_/s/Harold G. Handel_______________
      Anthony D. Ricci, Secretary   Harold G. Handel, Chief Executive Officer

                         GREENWOOD LIMITED PARTNER, INC.


By:_/s/Francis E. McDonnell                          By: /s/Harold G. Handel
      Francis E. McDonnell, Secretary                Harold G. Handel, President

                           PENN NATIONAL GAMING, INC.

By:  /s/ Robert S. Ippolito                             By:  /s/ William J. Bork
                                                      William J. Bork, President

                          PENN NATIONAL HOLDING COMPANY

By:_/s/John Limongelli_______                   By:__/s/Robert S. Ippolito______


                            PENN NATIONAL GSFR, INC.

By:_/s/John Limongelli________                 By:_/s/Robert S. Ippolito_______


                                           PENNSYLVANIA NATIONAL TURF CLUB, INC.

By:_/s/John Limongelli_______                 By:_/s/Robert S. Ippolito_________


                                                     PENNWOOD RACING, INC.

By:  /s/ Francis E. McDonnell                        By: /s/ Harold G. Handel
      Francis E. McDonnell, Secretary              Harold G. Handel, President

                                    EXHIBIT A

                     PARTIES TO THE SHAREHOLDERS= AGREEMENT

 1.       Greenwood Racing, Inc., a Delaware corporation (AGreenwood@).
          3001 Street Road
          Bensalem, PA 19020
          Attention: Harold G. Handel

 2. Pennwood Racing, Inc., a Delaware corporation (APennwood@). c/o Greenwood Racing, Inc.
          3001 Street Road
          Bensalem, PA 19020
          Attention: Harold G. Handel

 3. Greenwood Limited Partner, Inc., a Delaware corporation (AGLPI@). c/o Greenwood Racing, Inc.
          3001 Street Road
          Bensalem, PA 19020
          Attention: Harold G. Handel

 4. Benstone Partners, a Pennsylvania general partnership (ABenstone@). c/o Greenwood Racing, Inc.
          3001 Street Road
          Bensalem, PA 19020
          Attention: Harold G. Handel

 5. Penn National Gaming, Inc., a Pennsylvania corporation (APNG@) 825 Berkshire Boulevard, Suite 200
          Wyomissing, PA 19610
          Attention: Joseph A. Lashinger, Jr.

 6. Penn National Holding Company, a Delaware corporation (Penn Holding@). 825 Berkshire Boulevard, Suite 200
          Wyomissing, PA 19610
          Attention: Joseph A. Lashinger, Jr.

 7. Penn National GSFR, Inc., a Delaware corporation (APenn GSFR@). 825 Berkshire Boulevard, Suite 200
          Wyomissing, PA 19610
          Attention: Joseph A. Lashinger, Jr.

 8. Pennsylvania National Turf Club, Inc., a Pennsylvania corporation (APennsylvania Turf Club@).



          825 Berkshire Boulevard, Suite 200
          Wyomissing, PA 19610
          Attention: Joseph A. Lashinger, Jr.

                                    EXHIBIT B

                                FAIR MARKET VALUE


         This is Exhibit AB@ to the Shareholders= Agreement executed as of July 29, 1999 by and among the parties listed on Exhibit AA@ to the Shareholders= Agreement (as may be amended AShareholders= Agreement@). The provisions of this Exhibit AB@ are an integral part of the Shareholders= Agreement.

Definitions.

                  Capitalized terms shall have the meaning assigned to such term in the Shareholders= Agreement.


Determination of Fair Market Value of Interests.

         The Fair Market Value shall be determined by such appraisers or investment bankers (AAppraiser@) as agreed to by the Greenwood Racing, Inc. and Penn National Holding Company. If such Parties cannot agree with respect to such Fair Market Value or cannot agree with respect to the selection of an
Appraiser(s), the determination of fair market value shall be made by Appraisers, one of whom shall be selected by Greenwood Racing, Inc., the second of whom shall be selected by Penn National Holding Company, and the third of whom shall be selected by the other two Appraisers. If the three Appraisers thus selected cannot agree with respect to any item subject to valuation, the determination of the third Appraiser shall be used.


All costs and fees of the valuation referenced herein shall be paid by Pennwood.

                                    EXHIBIT C

                             DIRECTORS AND OFFICERS


         1.   Greenwood Directors:

                  Harold G. Handel
                  Francis E. McDonnell, Esq.
                  Anthony D. Ricci


         2.  Penn National Directors:

                  William J. Bork
                  Peter M. Carlino
                  Joseph A. Lashinger, Jr., Esq.


         3.  Officers:

                  President: Harold G. Handel

                  Vice President: William J. Bork

                  Chief Financial Officer: Anthony D. Ricci

                  Secretary/Treasurer: Robert S. Ippolito